Exhibit 99.1

WESTERN GAS RESOURCES, INC.

ANNOUNCES SECOND QUARTER 2005 RESULTS

DENVER, August 4, 2005.  Western Gas Resources, Inc. (NYSE:WGR) today announced that for the quarter ended June 30, 2005, it had net income of $33.3 million or earnings of $0.44 per share of common stock. This compares to net income of $14.0 million or earnings of $0.19 per share of common stock for the same period in 2004.

Results for the second quarter of 2005 include a $3.8 million after-tax charge related to a previously announced litigation settlement, which reduced earnings per share of common stock by $0.05.  Results for the second quarter of 2004 include after-tax charges for the early extinguishment of long-term debt and a regulatory settlement.  In total, these items reduced earnings per share of common stock by $0.18 in the second quarter of 2004.

For the six months ended June 30, 2005, net income was $65.9 million, or earnings of $0.87 per share of common stock. This compares to net income of $43.1 million, or earnings of $0.58 per share of common stock, for the same period in 2004.

Results for the six months ended June 30, 2005 include the previously discussed after-tax charge, which reduced earnings per share of common stock by $0.05.  Results for the six months ended June 30, 2004 include the previously discussed after-tax charges and the benefit from the cumulative effect of a change in accounting principle.  The net effect of these items reduced earnings per share of common stock by $0.12.

Earnings per share for all periods are presented on a fully diluted basis and for both periods of 2004 are after giving effect to preferred stock dividends.

For the second quarter of 2005, revenues were $861.2 million, adjusted EBITDA (earnings before interest, taxes, and depreciation and amortization) was $87.5 million and cash flow before working capital adjustments was $72.9 million.  For the six months ended June 30, 2005, revenues were $1.7 billion, adjusted EBITDA (earnings before interest, taxes, and depreciation and amortization) was $171.4 million and cash flow before working capital adjustments was $153.6 million.  See the tables below for a reconciliation of adjusted EBITDA and cash flow before working capital adjustments.

Volumes and prices.  Net production for the second quarter of 2005 was 15.0 billion cubic feet equivalent (“Bcfe”) and averaged 165 million cubic feet equivalent per day (“MMcfed”), representing a 12 percent increase compared to the same period in 2004. Net sales volumes were 15.2 Bcfe and averaged 167 MMcfed, representing a 13 percent increase compared to the same period in 2004.

Gas throughput volumes at the Company’s gathering and processing facilities averaged 1.4 billion cubic feet per day (“Bcfd”) in the second quarter of 2005, representing a six percent increase compared to the same period in 2004.

Total gas sales volumes marketed, including equity gas production, gas purchased under contracts at the Company’s plants and gas purchased from third parties for resale, averaged 1.2 Bcfd in the second quarter of 2005.  Average gas prices realized for marketed volumes for the quarter increased 16 percent to $6.38 per thousand cubic feet (“Mcf”) compared to $5.49 per Mcf for the same period in 2004.

Total natural gas liquids (“NGLs”) sales volumes marketed averaged 1.9 million gallons per day (“Mgald”) in the second quarter of 2005.  Average NGL prices realized for marketed volumes for the quarter increased 29 percent to $0.88 per gallon compared to $0.68 per gallon for the same period in 2004.

The Company’s equity hedging positions decreased operating profit by $692,000 for the second quarter of 2005 compared to a decrease in operating profit of $858,000 in the second quarter of 2004.

Operations.  The Company’s fully integrated operations include exploration and production, gathering and processing, transportation and marketing of natural gas and NGLs.

Exploration and production realized segment-operating profit (adjusted EBITDA before general and administrative expenses) of $47.5 million for the second quarter of 2005 compared to $36.6 million for the second quarter of 2004.

Gathering and processing operations realized segment-operating profit of $50.9 million for the second quarter of 2005 compared to $41.5 million for the second quarter of 2004.

Gas transportation realized segment-operating profit of $3.0 million for the second quarter of 2005 compared to $2.5 million for the second quarter of 2004.  The transportation segment includes the results from the MIGC and MGTC pipelines in the Powder River Basin.

Marketing realized segment-operating profit of $3.4 million for the second quarter of 2005 compared to $3.3 million for the same period in 2004.

Balance sheet.  At June 30, 2005, Western had total assets of $1.9 billion, total debt outstanding of $417.0 million and a debt to capitalization ratio of 36 percent, net of cash and cash equivalents.

Powder River Basin Coal Bed Methane.  Net coal bed methane (“CBM”) production volumes in the second quarter of 2005 were 10.2 billion cubic feet (“Bcf”), or an average of 112 million cubic feet per day (“MMcfd”). Although three percent less than the same period in 2004, these production volumes were five percent greater than the first quarter of 2005 as increases in the Big George and multiple coal seam areas are beginning to offset declines in production from the Wyodak fairway.  As of July 17, 2005, the Company’s gross CBM production from the Big George fairway was approximately 108 MMcfd, a 92 percent increase from a year ago, from six development areas.  Industry, including Western, was producing over 240 MMcfd in May 2005 from the Big George coal over a 50-mile area.

Western currently plans to participate in 850 gross wells in the Powder River Basin in 2005, of which approximately 365 wells have been drilled in the first half of 2005.  As of July 26, 2005, the Company has 87 percent of the required federal drilling permits and 71 percent of the required water discharge permits for its 2005 drilling program.  All of the remaining permits needed for 2005 have been submitted and are in various stages of processing with the regulatory agencies.  In total, approximately 2,000 gross Big George wells have been drilled by the Company or its co-developer through June 30, 2005, of which 878 are producing gas and 1,122 are dewatering or awaiting hookup.

Western averaged 391 MMcfd of CBM gathering volumes, including third-party gas volumes, during the second quarter of 2005.  Of that volume, approximately 96 MMcfd was transported through the Company’s MIGC pipeline and 244 MMcfd was moved on the Company’s 13-percent owned and operated Fort Union gathering header.

Greater Green River Basin.  Net production from the Greater Green River Basin, primarily in the Pinedale Anticline and Jonah Field development areas, increased 34 percent to 3.8 Bcfe net in the second quarter of 2005 compared to the same period of 2004 and averaged 42 MMcfed.  In 2005, Western plans to participate in the completion of approximately 85 gross wells on the Pinedale Anticline, including carryovers from 2004.  Pinedale wells completed year to date total 36, with 30-day initial rates ranging from 3.2 MMcfd to 10.2 MMcfd and averaging 6.2 MMcfd.  In total, 12 gross wells are planned in the Sand Wash, Washakie and Red Desert Basins, of which three were drilled in the first half of 2005.

Exploration projects. In the northeast Colorado Niobrara biogenic gas play, the Company is currently flowing approximately 850 thousand cubic feet per day (“Mcfd”) from nine wells into a newly constructed sales line. Over the next several months, the Company will continue to monitor the production to make future decisions on the drilling of identified 3-D seismic locations.  In a different area of the Rocky Mountain region, Western plans to commence the drilling of several test wells later this summer on its 500,000 net acre exploratory play.

In Canada, the Company has drilled two wells in prospective unconventional gas reservoirs and is progressing on leasing, joint venture discussions and play evaluation in the Western Canadian Sedimentary Basin.

Gathering and Processing.  Western expects 300 well connects per year in the next three to five years at the Company’s Midkiff-Benedum complex in West Texas, where drilling by third party producers has accelerated.  Based on strong drilling activity, the Company expects to have a record number of well connects in western Oklahoma and is considering increasing its throughput capacity even beyond its current plans for a new plant. Western is also expanding gathering and compression capacity in the Powder River Basin CBM play due to stronger than expected volumes in some areas of the Big George fairway.  At the Granger processing plant in southwest Wyoming, the Company’s 100 MMcfd processing expansion completed in 2004 is running at capacity, benefiting from previously unprocessed gas and increasing production on the Pinedale Anticline.

CEO comments.  Peter Dea, Chief Executive Officer and President, stated, “Production volume growth of 12 percent and midstream throughput volume growth of six percent places the Company squarely on track to meet or exceed our 2005 goals.  The strong production response from the Big George coal and high volume wells from Pinedale Anticline have been particularly impressive.  Permitting continues to progress with the vast majority for the 2005 program now in hand.

“Robust third-party drilling activity continues to drive processing plant expansions and significant new well hook-up plans in our most profitable midstream facilities.  Testing of our exploration projects will continue into the second half of 2005 as we evaluate new unconventional fairway plays.

“The tight supply and demand of domestic natural gas and global oil is expected to yield strong commodity prices, which favor Western shareholders both for our growing equity gas volumes from our low-risk multi-year development fairways and significant natural gas liquids from our midstream assets.”

Revisions to operational performance guidance for the remainder of 2005.  The Company provided operational performance guidelines for 2005 in a press release dated February 24, 2005 and updated May 5, 2005.  The following information represents modifications to the previous guidance.  Other guidance information remains unchanged.

Gathering and Processing.  The gross operating margin (gross revenues less product purchase expense) for the gathering and processing business is expected to average approximately $0.64 per Mcf of facility throughput for the remainder of 2005.  Gross operating margin is dependent on commodity prices.  These estimates are based on a higher assumption of $7.00 per Mcf for natural gas and $60.00 per barrel for crude oil (NYMEX-equivalent prices) and a lower than historic NGL price relationship to crude oil.

Transportation.  Gas transportation and sales volumes are expected to be approximately 140 MMcfd for the remainder of 2005.  Revenues are projected to be approximately $12 million for the remainder of 2005.  Operating income, after deducting pipeline operating expense and product purchase expense, is expected to be approximately $7 million for the remainder of 2005.

Other expenses.  General and administrative expense is expected to be approximately $23 million for the remainder of 2005.  Depreciation, depletion and amortization expense is expected to approximate $61 million for the remainder of the year as follows:  $33 million for exploration and production, $25 million for gathering and processing, $1 million for transportation and $2 million for corporate.  Interest expense is expected to be approximately $11 million for the remainder of 2005.

Earnings conference call.  Western invites you to participate in its second quarter 2005 earnings conference call today at 9:30 AM Mountain Time by dialing (719) 457-2623.  A replay of the conference call will be available through midnight, August 10, 2005 by dialing (719) 457-0820 (pass code 2143232).  The live conference call may also be accessed on the Internet by logging onto Western’s web site at www.westerngas.com.  Select Investor Relations followed by Webcasts/Presentations option on the menu.  Log on at least ten minutes prior to the start of the call to register, download and install any necessary audio software.  An audio replay will be available on the web site through August 31, 2005.

Company Description.  Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer providing a broad range of services to its customers from the wellhead to the sales delivery point.  The Company’s producing properties are located primarily in Wyoming, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer, and the rapidly growing Pinedale Anticline.  The Company also owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States.  For additional Company information, visit Western’s web site at www.westerngas.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding drilling activity, production, new well locations, gross operating margin, gathering and transportation volumes and revenues and operating expenses.  Although the Company believes that its expectations are based on reasonable assumptions, Western can give no assurances that its goals will be achieved. These statements are subject to numerous risks and uncertainties, which may cause actual results to differ materially.  These risks and uncertainties include, among other things, changes in natural gas and NGL prices, the timeliness of federal and state permitting activity, the drilling budgets and schedules of third parties on the Company’s non-operated properties, government regulation or action, geological risk, environmental risk, weather, rig availability, transportation capacity and other factors as discussed in the Company’s 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.

Investor Contact:	Ron Wirth, Director of Investor Relations
(800) 933-5603
E-mail: rwirth@westerngas.com

Financial Results:

(Dollars in thousands except share and per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2005	2004	2005		2004
Revenues:
Sale of gas	$678,087	$595,881	$1,374,306		$1,261,191
Sale of natural gas liquids	149,481	102,021	282,450		194,936
Gathering, processing and transportation revenues	27,823	24,410	51,703		41,239
Price risk management activities	4,375	3,460	4,335		(2,020)
Other	1,430	531	2,717		2,173
Total Revenues	861,196	726,303	1,715,511		1,497,519
Costs and Expenses:
Product purchases	707,516	602,166	1,414,870		1,259,508
Plant and transportation operating expense	26,831	22,255	54,530		44,189
Oil and gas exploration and production expense	24,059	19,812	48,955		36,922
Depreciation, depletion and amortization	30,799	22,348	59,877		44,974
Selling and administrative expense	17,537	17,255	30,069		27,201
(Gain) loss from asset sales	(1)	1,639	27		1,639
(Earnings) from equity investments	(2,246)	(1,776)	(4,380)		(3,702)
Interest expense	4,033	5,351	7,553		11,153
Loss from early extinguishment of debt	—	10,662	—		10,662
Total costs and expenses	808,528	699,712	1,611,501		1,432,546
Income before taxes	52,668	26,591	104,010		64,973
Provision for income taxes	19,350	12,616	38,064		26,624
Net income before cumulative effect of changes in accounting principles	33,318	13,975	65,946		38,349
Cumulative effect of changes in accounting principles, net of tax	—	—	—		4,714
Net Income	33,318	13,975	65,946		43,063
Preferred stock requirements	—	(19)	—		(835)
Income attributable to common stock	$33,318	$13,956	$65,946		$42,228
Weighted average shares of common stock outstanding	74,234,424	73,158,240	74,191,346		70,942,578
Earnings per share of common stock	$0.45	$0.19	$0.89		$0.60
Weighted average shares of common stock - assuming dilution	75,678,389	75,329,143	75,603,310		72,820,040
Earnings per share of common stock - assuming dilution	$0.44 (1)	$0.19 (2)	$0.87	(3)	$0.58 (4)

(1)   Fully-diluted earnings per share for the quarter ended June 30, 2005 include, as potential common shares, the issuance of 1.4 million common shares from the possible exercise of stock options and restricted stock.

(2)   Fully-diluted earnings per share for the quarter ended June 30, 2004 include, as potential common shares, the issuance of 1.9 million common shares from the possible exercise of stock options and 249,000 common shares upon an assumed conversion of the $2.625 cumulative convertible preferred stock, and also include an assumed reduction of preferred dividends of $19,000 in determining income attributable to common stock.

(3)   Fully-diluted earnings per share for the six months ended June 30, 2005 include, as potential common shares, the issuance of 1.4 million common shares from the possible exercise of stock options and restricted stock.

(4)   Fully-diluted earnings per share for the six months ended June 30, 2004 include, as potential common shares, the issuance of 1.9 million common shares from the possible exercise of stock options.

Condensed Consolidated Balance Sheet:

(Dollars in thousands)

	As of	As of
	June 30,	December 31,
	2005	2004
Assets:
Current assets	$458,331	$523,476
Property and equipment, net	1,364,261	1,225,909
Other assets	95,463	90,727
Total assets	$1,918,055	$1,840,112
Liabilities and Stockholders’ Equity:
Liabilities:
Current liabilities	$436,308	$475,947
Long-term debt	417,000	382,000
Other liabilities	327,465	300,137
Total liabilities	1,180,773	1,158,084
Stockholders’ equity	737,282	682,028
Total liabilities and stockholders’ equity	$1,918,055	$1,840,112

Reconciliation of Net Income to Adjusted EBITDA:

(Dollars in thousands)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
Net Income	$33,318	$13,975	$65,946	$43,063
Add:
Cumulative effect of change in accounting principle, net of tax	—	—	—	(4,714)
Depreciation, depletion and Amortization	30,799	22,348	59,877	44,974
Interest expense	4,033	5,351	7,553	11,153
Loss from early extinguishment of debt	—	10,662	—	10,662
Income taxes	19,350	12,616	38,064	26,624
Adjusted EBITDA	$87,500	$64,952	$171,440	$131,762

This data does not purport to reflect any measure of operations or cash flow.  Adjusted EBITDA is not a measure determined pursuant to generally accepted accounting principles, or GAAP, nor is it an alternative to GAAP income.  The Company is presenting this information, as it is a measure of financial performance used in the Company’s credit facilities to monitor the Company’s ability to perform under these facilities.

Reconciliation of Net Income to

Cash Flow before Working Capital Adjustments:

(Dollars in thousands)

	Quarter		Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
Net Income	$33,318	$13,975	$65,946	$43,063
Add income items that do not affect operating cash flows:
Depreciation, depletion and amortization	30,799	22,348	59,877	44,974
Deferred income taxes	13,178	13,624	24,542	24,089
Distributions (less than) more than equity income, net	(264)	1,795	(543)	335
(Gain) loss on sale of assets	(1)	1,639	27	1,639
Non-cash change in fair value of derivatives	(4,233)	(1,523)	4,236	4,696
Compensation expense from common stock options	190	295	463	476
Foreign currency translation adjustments	(239)	424	(2,510)	(1,104)
Cumulative effect of changes in accounting principles	—	—	—	(4,714)
Other non-cash items, net	191	2,536	1,521	2,584
Cash flow before working capital adjustments	$72,939	$55,113	$153,559	$116,038

Cash Flow before Working Capital Adjustments is not a measure determined pursuant to generally accepted accounting principles, or GAAP, nor is it an alternative to GAAP income.  The Company is presenting this information, as it is an important measure of financial performance used by equity analysts.

Operating Results:

(Dollars in thousands except per MMcfed, per MMcfd and per Mgal amounts)

	Quarter		Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
Exploration and Production:
Average gas production - net volumes sold (MMcfed)	167	148	165	147
Average gas price ($/Mcfe) (1)	$5.37	$4.61	$5.17	$4.51
Gathering and transportation expense ($/Mcfe)	$0.76	$0.73	$0.79	$0.72
Average wellhead gas price ($/Mcfe) (2)	$4.61	$3.88	$4.38	$3.79
Production taxes ($/Mcfe)	$0.59	$0.48	$0.53	$0.50
LOE ($/Mcfe) (3)	$0.80	$0.66	$0.83	$0.65
Other expense ($/Mcfe) (4)	$0.12	$0.12	$0.18	$0.15
Effect of equity hedges	$378	$1,617	$1,604	$3,117
Segment - operating profit	$47,514	$36,559	$86,465	$69,673
Depreciation, depletion and amortization	$16,899	$10,875	$32,527	$21,866

Gas Gathering and Processing:
Gas throughput volumes (MMcfd)	1,394	1,314	1,375	1,313
Gross operating margin ($/Mcf) (5)	$0.60	$0.53	$0.62	$0.51
Plant operating expense ($/Mcf) (5)	$0.20	$0.18	$0.21	$0.18
Effect of equity hedges	$(1,071)	$(2,475)	$(1,899)	$(4,739)
Income from equity investments	$2,247	$1,776	$4,380	$3,702
Segment - operating profit	$50,943	$41,535	$103,231	$78,525
Depreciation, depletion and amortization	$11,594	$9,211	$22,872	$18,212

Gas Transportation:
Gas transportation volumes (MMcfd)	139	156	148	154
Transportation and sales revenue	$5,431	$5,715	$11,369	$11,454
Operating and product purchase expense	$2,429	$3,186	$5,098	$6,527
Segment - operating profit	$3,002	$2,529	$6,271	$4,927
Depreciation, depletion and amortization	$436	$408	$839	$824

Marketing:
Average gas sales (MMcfd)	1,162	1,190	1,231	1,279
Average NGL sales (Mgald)	1,876	1,643	1,819	1,627
Average gas price ($/Mcf)	$6.38	$5.49	$6.13	$5.40
Average NGL price ($/Gal)	$0.88	$0.68	$0.86	$0.66
Average gas sales margin ($/Mcf)	$0.017	$0.013	$0.012	$0.016
Average NGL sales margin ($/Gal)	$0.010	$0.013	$0.008	$0.009
Segment - operating profit	$3,409	$3,314	$5,214	$6,273
Depreciation, depletion and amortization	$35	$35	$71	$52

(1)   Net of fuel and shrink.

(2)   Net of fuel, shrink, gathering and transportation.  Excludes effect of hedging.

(3)   Includes production overhead.

(4)   Includes delay rentals, geological and geophysical expense, impairment and unsuccessful well expense.

(5)   Per Mcf of throughput.  Gross operating margin is gross revenues less product purchases and joint interest and excludes effect of hedging.